 EX. 99.28(d)(20)(ii)

Amendment

to Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and FIAM LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a limited liability company organized in the State of Michigan (the “Adviser”), and FIAM LLC, a limited liability company organized in the State of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 24th day of June, 2019 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, the Board of Trustees of the Trust approved and the Parties have agreed to amend the following section of the Agreement, effective September 3, 2021:

Section 12. Confidential Treatment.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section 12. Confidential Treatment shall be deleted and replaced, in its entirety, with the following:

“12.	Confidential Treatment

All information and advice furnished by one party to the other party (including their respective agents, employees and representatives and the agents, employees, and representatives of any affiliates) hereunder (“Information”) shall be treated as confidential and shall not be disclosed to third parties, except as may be necessary to comply with applicable laws, rules and regulations, summons, subpoenas, court orders, and as required in the administration and management of the Funds.  It is understood that any Information or recommendation supplied or produced by Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser and the Trust, except that Sub-Adviser may retain copies of such Information for regulatory, recordkeeping, and systems backup and disaster recovery purposes.  Without limiting the foregoing, the Adviser and the Trust will only disclose a Fund’s portfolio information in accordance with the Trust’s portfolio information policy as adopted by the Board.

The confidential treatment of the Information noted in this Agreement shall also apply to Information shared between the Adviser and the Sub-Adviser relating to potential future funds for which the Adviser may wish to retain the Sub-Adviser’s investment advisory services. Information related to a potential fund for which the Adviser and Trust determine not to retain Sub-Adviser’s investment advisory services shall only be kept confidential hereunder for a period of three (3) years except with regards to any Information that constitutes a trade secret of a party under applicable law.

Notwithstanding anything to the contrary herein, “Information” shall not include information that: (i) is public when provided or thereafter becomes public through no wrongful act of the recipient; (ii) is demonstrably known to the recipient prior to execution of this Agreement; (iii) is independently developed by the recipient through no wrongful act of the recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the recipient from any third party.”

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment together with the Agreement represent the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, shall be governed and construed under the laws of the State of Michigan and the applicable provisions of the Investment Company Act in accordance with Section 24 of the Agreement, and may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective September 3, 2021.

Jackson National Asset Management, LLC		FIAM LLC

By:	/s/ Emily J. Bennett	By:	/s/ Brad Sweeney
Name:	Emily J. Bennett	Name:	Brad Sweeney
Title:	AVP and Associate General Counsel	Title:	VP, Business Development Desk